As filed with the Securities and Exchange Commission on November 23, 2005

Registration No. 333 -128216

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

iVOW, INC.

(Exact name of Registrant as specified in its charter)

Delaware	94-3184035
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2101 Faraday Avenue, Carlsbad, California 92008 (760) 603-9120
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Michael H. Owens
President and Chief Executive Officer
2101 Faraday Avenue, Carlsbad, California 92008 (760) 603-9120
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Michael S. Kagnoff, Esq.
Heller Ehrman LLP
4350 La Jolla Village Drive, 7th Floor
San Diego, California 92122-1246
Telephone: (858) 450-8400
Facsimile: (858) 450-8499

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission (the “SEC”), acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed.  The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange commission becomes effective.  This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 23, 2005

PRELIMINARY PROSPECTUS

iVOW, INC.

1,010,580 Shares of Common Stock and

1,041,268 Shares of Common Stock
Issuable upon Exercise of Warrants

This prospectus may be used only in connection with the resale, from time to time, of up to 2,051,848 shares of common stock, which includes up to 1,010,580 shares of our common stock, $0.01 par value, held by the selling security holders identified in this prospectus, and up to an additional 1,041,268 shares of our common stock that may be acquired by such selling security holders upon the exercise of common stock warrants.  Information on the selling security holders, and the times and manner in which they may offer and sell shares of our common stock under this prospectus, is provided under “Selling Security Holders” and “Plan of Distribution” in this prospectus. We will not receive any proceeds from the sale of these shares by the selling security holders under this prospectus. We will receive proceeds upon cash exercise of the warrants, to the extent the warrants are so exercised.

Our address is 2101 Faraday Avenue, Carlsbad, California 92008, and our telephone number is (760) 603-9120.

Our common stock trades on the Nasdaq SmallCap Market under the symbol “IVOW.” On November 17, 2005, the closing price for our common stock, as reported on the Nasdaq SmallCap Market, was $3.06 per share.

Investing in our common stock involves certain risks. See “Risk Factors” beginning on Page 2 of this prospectus for the risks you should consider. You should read the entire prospectus carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November     , 2005

i

ABOUT THIS PROSPECTUS

This prospectus constitutes part of the registration statement on Form S-3 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, utilizing a “shelf” registration or continuous offering process.  It omits some of the information contained in the registration statement and reference is made to the registration statement for further information with respect to us and the securities we offered by the selling stockholders.  Any statement contained in the prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the Securities and Exchange Commission is not necessarily complete, and in each instance, reference is made to the copy of the document filed.

You should rely only on information contained in or incorporated by reference in this prospectus.  We have not authorized anyone to provide you with information that is different.  If anyone provides you with different or inconsistent information, you should not rely on it.  These securities will not be sold in any jurisdiction where such sale is not permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus or earlier dates as specified herein.  Our business, financial condition, results of operations and prospects may have changes since those dates.

This prospectus provides you with a general description of the common stock that will be sold pursuant to this prospectus.  The registration statement filed with the Securities and Exchange Commission includes exhibits that provide more details about the matters discussed in this prospectus.  You should read this prospectus and the related exhibits filed with the Securities and Exchange Commission, together with the additional information described under “Where You Can Find More Information.”

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “the Company,” “iVOW,” “we,” “us,” “our,” or similar references mean iVow, Inc.

PROSPECTUS SUMMARY

This prospectus relates to the resale of up to 2,051,848 shares of common stock, which includes up to 1,010,580 shares of our common stock and up to an additional 1,041,268 shares of common stock issuable upon the exercise of stock purchase warrants, held by the security holders listed under “Selling Security Holders.”  The shares and warrants were issued in the private placement of 833,328 shares of our common stock and warrants to purchase up to an additional 833,328 shares of our common stock to accredited investors in July 2005. This transaction also included the issuance of a warrant to the placement agent to purchase 41,666 Units, each unit consisting of one share of the Company’s common stock and a stock warrant to purchase one share of common stock.  In connection with the private placement, we completed an exchange, prior to our 1 for 10 reverse stock split effective October 11, 2005, with the holders of our outstanding Series A Preferred Stock in which the holders of Series A Preferred Stock agreed to exchange their 826,447 shares of Series A Preferred Stock for 177,252 shares of our common stock and warrants to purchase up to 124,608 shares of common stock.

The selling security holders may sell their shares of common stock in the open market at prevailing market prices or in private transactions at negotiated prices. They may sell the shares directly, or may sell them through underwriters, brokers or dealers. Underwriters, brokers or dealers may receive discounts, concessions or commissions from the selling security holders or from the purchasers, and this compensation might be in excess of the compensation customary in the type of transaction involved. See the section of this prospectus entitled “Plan of Distribution.” In this prospectus, we refer to our common stock simply as “common stock” and refer to the common stock purchase warrants described above as the “warrants.”

We will not receive any proceeds from the potential sale of the 1,010,580 shares offered by the selling security holders. We will receive proceeds upon the exercise of the warrants to the extent they are exercised for cash.  The warrants to purchase up to 957,936 shares of our common stock have an exercise price of $3.00 per share. The warrant held by our placement agent to purchase 41,666 shares of our common stock and a warrant to purchase up to a total of 41,666 shares of our common stock has an exercise price of $3.60 per share.  The warrant obtained upon exercise of the original warrant held by our placement agent for 41,666 shares of common stock has an exercise price of $3.00 per share.  The aggregate amount of consideration we could receive from the exercise of all such warrants is $3,148,810.

RISK FACTORS

You should carefully consider the following risks and uncertainties before you invest in our common stock.  Investing in our common stock involves risk. If any of the following risks or uncertainties actually occurs, our business, financial condition or results of operations could be materially adversely affected. The following are not the only risks and uncertainties we face. Additional risks and uncertainties of which we are unaware or which we currently believe are immaterial could also materially adversely affect our business, financial condition or results of operations.  In any case, the trading price of our common stock could decline, and you could lose all or part of your investment. See also, “Note Regarding Forward Looking Statements.”

We have a history of losses and may never become profitable.

Since our formation in July 1993, and as of September 30, 2005, we have incurred cumulative net losses of $73.7 million. Specifically, we incurred net losses of $1.1 million in 2002, $2.2 million in 2003, $3.9 million in 2004 and $1.9 million in the first nine months of 2005. We expect to incur losses for the next several quarters as we continue to implement our business plan. However, we may never achieve or sustain profitability in the future. Even if we achieve profitability, we may not be able to sustain it on an ongoing basis.

As a company, we have limited experience in the management of health care services businesses.

Although we have been involved in the development of bariatric surgical programs since 2000, we have never directly managed these programs. As such, we have only a limited and indirect operating history upon which an evaluation of our prospects can be based. In addition, the bariatric surgical market is relatively new and is evolving rapidly, which can cause changes in the way clients react to the services offered. We have yet to prove that our management model is appropriate for the market we are addressing. To be successful, it is crucial that we develop strong affiliations with hospitals and surgical centers, and we have not yet proven our ability to do so. We have established only two significant operating agreements with hospitals to date. To successfully implement our business plan, we must establish many more such relationships.

Our business has been and continues to be adversely impacted by changes in reimbursement and uncertainty concerning Medicare’s decision on whether to provide coverage for gastric bypass surgery. Doctors, hospitals, surgical practices and those companies that support the obesity surgery market will adapt their businesses to the evolving reimbursement and payor policies. We believe that for many of these parties Medicare’s decision on the coverage of gastric bypass surgery is a critical step in their business analysis, which has resulted in a slowdown in market growth.

Also, we must respond to competitive developments and attract, retain and motivate experienced staff. There can be no assurance that we will be successful in addressing those market conditions or in implementing our business strategy. There can be no assurance that we will be able to achieve or sustain revenue growth or profitability.

Our future financial results will fluctuate significantly.

As a result of our limited operating history and the short period of time during which we have focused on the provision of obesity surgery management services, we cannot predict our future revenues or operating results. We expect our future revenues and operating results to fluctuate unpredictably due to a combination of factors, including the potential costs of establishing additional iVOW Centers.

Our future operating expenses are expected to increase in future periods as we intend to establish iVOW Centers, expand our sales and marketing operations, expand our service capabilities, improve our internal operating and financial systems, and continue to comply with the stringent requirements of the Sarbanes-Oxley Act of 2002 (including Section 404 thereof). In addition, our operating expenses are based on our expectations of future revenues, and are relatively fixed in the short term. We may be unable to adjust spending quickly enough to offset any unexpected revenue shortfall. If we have a shortfall in revenues in relation to our expenses, or if our expenses increase before our revenues do, then our business for a particular period would be materially adversely affected.

Because of all of these factors and the other risks discussed in this section, we believe that our quarterly and annual revenues, expenses and operating results likely will vary significantly in the future. If this occurs, any or all of the following may result:

•                  the market trading price of our common stock may fluctuate, negatively impacting the ability of stockholders to buy and sell our shares at consistent prices;

•                  we may have difficulty raising funds in the future at prices that are acceptable to us; and

•                  investors may be less willing to purchase our shares for lack of consistent operating results.

Our revenue model relies solely on the provision of services and we have no ownership stake in surgical centers.

Our business model is to provide management services to owners of surgical programs. As a result, we will not have an ownership interest in those programs, which will make it more difficult to sustain revenues. We will not enjoy directly increased revenue based on the profitability or increased value of particular surgical centers. Likewise, without an ownership interest in surgical centers, we are subject to all the risks of any service provider; our services could be terminated at the end of any contract period.

Roll-out of our iVOW Centers depends on our entering into agreements with hospitals and surgeons; the time to conclude these agreements may be extended and thereby delay or prevent the implementation of our strategy.

We plan to set up our iVOW Centers in conjunction with hospitals and surgeons. There can be no assurance that we will be able to negotiate the establishment of these Centers in a timely manner or on terms satisfactory to us, if at all. Our experience to date is limited to two existing management contracts in place since February 2004, one contract entered into in August 2004 and an additional contract entered into in April 2005. We are in active negotiation for others; however, we cannot accurately predict the time and expense involved in these negotiations, and any unexpected delays could negatively impact the execution of our strategic plan. Any inability to timely establish additional iVOW Centers will harm our cash position and increase our need to raise additional capital.

We need to increase market awareness and acceptance of our new business model.

To our company’s knowledge, the comprehensive services offered by our new iVOW business model have not been available to date on a national level. While we have previously supplied clinical training and consulting services to various clients, we have only begun to promote our program management services. As a result, providers of bariatric surgery are not yet generally aware of the services we offer. In order to accomplish our strategic and business plans, we will have to quickly and effectively increase market awareness of our management model and the iVOW brand name, and convince doctors, hospitals and patients of the benefits of these services. Among other things, this will require that we:

•                  increase awareness of our complete service offering;

•                  strengthen our brand name to increase visibility;

•                  continue to upgrade and expand our services; and

•                  increase awareness of the availability of surgery as a means of treating morbid obesity.

We cannot assure you that we will be able to accomplish these objectives with the limited operating capital we currently have available, if at all.

After establishing iVOW Centers, we must continue to prove our value proposition.

In order to successfully negotiate and complete agreements with doctors and hospitals to establish iVOW Centers, we will need to present them with our projected revenues and operational metrics. We cannot assure you that our projections will prove accurate or that we will be able to provide the anticipated metrics. Our projections are based on limited input and operational history and failure to meet such projections will negatively impact our relationships with surgical centers and our ability to attract business from additional centers.

The license fees Viking Systems, Inc. owes us may not exceed the minimum royalty amounts.

As part of the sale of our Visualization Technology business unit to Viking Systems, Inc., we entered a license agreement with Viking under which Viking agreed to pay us royalties over the next five years based on sales from this business unit, with minimum royalties during the five year period.  Viking paid us the minimum royalty of $150,000 for the first year of the license.  Viking is a relatively new company, and there is no assurance that it will be successful in selling a significant number of products based on the Visualization Technology business.  As a result, there can be no assurance that Viking will owe us more than the minimum royalties set forth in the license agreement.  Additionally, if Viking’s business does not succeed, it may not have sufficient funds in the future to pay us the minimum royalty amounts owed to us under the license agreement.

We need to raise additional funds to support our operations. These funds may not be available on acceptable terms, if at all.

At September 30, 2005, we had cash and cash equivalents of $2,200,000. We believe that our cash and cash equivalents, together with the recent acquisition of Sound Health Solutions, Inc. and the projected product revenues, royalties and interest income, will be sufficient to meet our anticipated capital requirements through September 2006. However, we may need to raise additional capital to fund our operations beyond September 2006. Any future funding transaction may require us to relinquish rights to some of our intellectual property or products, and will be dilutive to our existing stockholders. We cannot guarantee that we will be able to complete any such transaction or secure additional funds on a timely basis, or at all, and we cannot assure that such transaction will be on reasonable terms. If we are unable to secure additional capital, we may be unable to sustain operations beyond September 2006, and you may lose your entire investment in our company.

We expect that the cash flows produced by our iVOW business will be unpredictable in the near term, and we expect to continue to experience operating losses for the foreseeable future, which increases our need for significant additional funding. The amount of additional capital that we need to raise will depend on many factors, including:

•                  the extent to which the iVOW Centers and other services gain market acceptance;

•                  the speed with which we can execute our business plan, including our sales and marketing activities and the costs to establish iVOW Centers;

•                  the levels of reimbursement for procedures performed; and

•                  the extent of competition.

Our liquidity and capital requirements will be difficult to predict.

Our liquidity and capital requirements will depend upon other numerous factors, including the following:

•                  the extent to which our products and services gain market acceptance;

•                  costs associated with establishing marketing, and operating our obesity related programs and disease state management business, including the iVOW Center;

•                  the timing and costs of product and services introductions;

•                  the extent of our ongoing product and service development programs;

•                  the costs of sponsorship training of the physicians to become proficient in the use of our products and procedures; and

•                  the costs of developing marketing and distribution capabilities for our consumer products.

Even if we are successful in raising additional funds, circumstances, including slow rate of market acceptance of our services or our inability to efficiently manage our operations, would accelerate our use of proceeds from any offering we might do and require us to seek additional funds to support our operating requirements.

The provision of health care services is subject to considerable regulation by state and federal agencies, including regulations under HIPAA and Stark.

The Centers we intend to establish in cooperation with surgery providers, which we refer to as Centers, will need to comply with many laws and regulations, both state and federal, which govern the provision of health care services. If they fail to comply with any such laws and regulations, then the penalties involved could be serious, time-consuming for management and expensive. Inexperience in health care services could contribute to an inadvertent breach of laws or regulations.

There are numerous federal and state regulations addressing patient information privacy and security concerns. In particular, the federal regulations issued under the Health Insurance Portability and Accountability Act of 1996, or HIPAA, contain provisions that:

•                  protect individual privacy by limiting the uses and disclosures of patient information;

•                  require the implementation of security safeguards to ensure the confidentiality, integrity and availability of individually identifiable health information in electronic form; and

•                  prescribe specific transaction formats and data code sets for certain electronic transactions.

Compliance with these regulations is costly and requires our management to spend substantial time and resources when working with our clients. We are unable to estimate the total financial impact of our continuing compliance with HIPAA requirements or of any future changes in these requirements.

In addition, the federal Stark Law restricts referrals by physicians of Medicare, Medicaid and other government-program patients to providers of a broad range of designated health services with which they have ownership or certain other financial arrangements. Many states have adopted or are considering similar legislative proposals to prohibit the payment or receipt of remuneration for the referral of patients and physician self-referrals, regardless of the source of the payment for the care. These laws and regulations are extremely complex, and little judicial or regulatory interpretation exists. If the activities of a client of ours or other entity with which we have a business relationship were found to constitute a violation of anti-referral laws, and we were found to have knowingly participated in such activities, we could be subject to sanction or liability under such law.

We operate in a competitive market; new technologies, procedures, or pharmaceuticals could radically change the modality of treatment of morbid obesity and negatively impact the economics of our obesity surgery business.

The market for products and services that address morbid obesity is attractive and therefore competitive and new offerings and technologies are in development by several companies. For example, we are aware of developments, primarily involving stimulation or balloon technology, which may come to the market in the next few years. These devices would be implanted in a relatively simple endoscopic procedure. These alternatives may prove to be more effective, less risky and/or cheaper than gastric bypass. If this turns out to be the case, our ability to generate revenues will be negatively affected. Also, many pharmaceutical companies are researching drug therapies for combating obesity. If they prove successful in finding a more effective solution for morbid obesity, then demand for a surgical option is likely to decline substantially. We cannot guarantee that we will compete successfully against our current or potential competitors, especially those with significantly greater financial resources or brand name recognition.

We expect to compete with several companies that have the same objectives as us.

There are several companies which intend to provide services to the morbid obesity market; while their business model is not identical to ours, the end result is likely to be that we will compete with each other in offering consulting and program management services. Three of these companies, to our knowledge, include bariatric surgeons in their management or ownership. This may prove to be an advantage over us in gaining access to potential clients because we do not have bariatric surgeons on our staff. Other companies have only a partial service offering, which may allow them, because of lower overhead, to operate in their niche at a price advantage to full-service companies such as ours. In any case, we expect that the market will continue to be attractive and that new entrants are likely.

If we fail to retain our key personnel and hire, train and retain additional qualified and experienced employees, we may not be able to compete effectively, or expand our consulting business and the number of Centers as planned, both of which could result in reduced revenues.

Our future success will depend to a large extent on retaining our core operating management team and recruiting sufficient qualified employees to manage and staff our Centers. There is likely to be a competitive labor market for such staff and there is no assurance that we will be able to attract and retain an adequate number of suitable employees. If we are unable to do this, then we may not be able to operate and expand our Centers as planned, which may reduce our revenues.

To be successful, we must strengthen awareness of our services through our marketing efforts and through establishment of additional iVOW Centers. We have a limited marketing and business development force through which the efforts will be conducted, and we will rely heavily on each of these individuals. We cannot assure you that we will be able to attract and retain sufficient qualified personnel.

Our current key employees are Michael H. Owens, M.D., Chief Executive Officer, President and Chief Medical Officer; J. Bradford Hanson, Chief Financial Officer; Joann Harper, Vice President of Product: Development, Implementation, and Operations; Mary Lou Walen, Associate Vice President, Customer Relations; Mary Pat Finn, Vice President of Sales, and Aimee Johnston, Associate Vice President, Marketing Management Services. We do not maintain key personnel life insurance policies on any of these individuals.

If we are not able to attract and retain key doctors to participate in our advisory board, it may adversely affect our ability to develop our products and services and expand our business.

Members of our clinical advisory board consult with us exclusively but are free to consult with other non-competing companies and are employed elsewhere on a full-time basis. As a result, they only spend a limited amount of time on our business. Although we have entered into consulting agreements, including confidentiality provisions with each of the members of our clinical advisory board, the consulting and confidentiality agreements between us and each of the members of our clinical advisory board may be terminated or breached.

Our failure to effectively manage our growth could have a material adverse effect on our business.

Growth in our business will place a significant strain on our management systems and resources. We have only recently begun to focus on providing management services, and we have hired persons with appropriate skills. However, these people have not previously worked together, and it will take time and effort to develop efficient working processes and relationships. We will need to continue to improve our operational and financial systems and managerial controls and procedures, and we will need to continue to expand, train and manage our workforce. We are a small company with limited resources, so we lack the ability to increase our capacity to provide services prior to assurances that those services will be paid for by customers. As a result, each new management contract will require significant operational efforts as we hire personnel to staff the new project. We will have to maintain close coordination among our technical, accounting, finance, marketing and sales departments.

Risks Related to the Securities Markets, Ownership of our Common Stock and the Offering

Our common stock may be subject to delisting from the Nasdaq SmallCap Market because we fail to maintain compliance with continued listing criteria.

The quantitative standards for continued listing on the Nasdaq SmallCap Market requires a company to maintain a bid price for its stock of $1.00 per share and maintain a stockholders’ equity of at least $2,500,000 (or satisfy alternative requirements). Failure to comply with these requirements subjects a company to delisting proceedings. We have twice over the past 3 years been subjected to delisting proceedings from Nasdaq for failure to meet the minimum stockholders’ equity requirement. Each time we eventually regained compliance by raising additional operating capital.

We cannot assure you that we will be able to maintain our stockholders’ equity above $2,500,000 or maintain our stock price above $1.00 per share.  In addition, we received 1,654,000 shares of common stock of Viking Systems in connection with the sale of our Visualization Technology business. We currently value those shares at a total of $827,000, which represents the trading price of Viking common stock at September 30, 2005. Viking’s common stock is thinly traded and sales of even small numbers of shares can significantly affect the trading price. Because of this, the trading price of Viking’s common stock is likely to fluctuate substantially over time, and this will affect the value we ascribe to our shares. A significant drop in the trading price of Viking’s common stock would negatively affect our financial position and, specifically, our stockholders’ equity balance. Any reduction in our stockholders’ equity associated with a drop in the trading price of Viking common stock could subject us to delisting proceedings by Nasdaq.

If we are unable to comply with Nasdaq’s continued listing requirements, our securities will be delisted from the Nasdaq SmallCap Market. The delisting of our common stock from the Nasdaq SmallCap Market may materially impair our stockholders’ ability to buy and sell shares of our common stock and could have an adverse effect on the market price of, and the efficiency of the trading market for, our common stock. In addition, the delisting of our common stock could significantly impair our ability to raise capital should we desire to do so in the future.

We will have substantial discretion over the use of proceeds.

Our management will retain broad discretion over the use of proceeds from the private placement we closed on July 26, 2005.    The amounts and timing of the expenditures may vary significantly depending on numerous factors, including our ability to develop and expand our Obesity Surgery Management Services business, the competitive environment for our service offerings and the availability of opportunities to acquire or invest in complementary businesses, products and services.

Future sales of our common stock in the public market could cause our stock price to fall.

In the private placement financing we completed on July 26, 2005, we issued 833,328 shares of common stock and warrants to purchase 833,328 shares of common stock. We also issued 41,666 shares of common stock and a warrant to purchase 41,666 shares of common stock to our placement agent, Dawson James Securities. In connection with the private placement, we issued 177,252 shares of common stock and warrants to purchase 124,608 shares of common stock in exchange for the 826,447 outstanding shares of Series A preferred stock (the “Series A exchange”). In total, we issued 1,010,580 shares of common stock and warrants to purchase 1,041,268 shares of common stock in the private placement and the Series A exchange.

As of November 17, 2005 we had 2,303,469 shares of outstanding common stock. As a result, the 2,051,848 shares of common stock we issued in the private placement and the Series A exchange (assuming the exercise of all warrants issued as part of the private placement and the Series A exchange) represents 89% of our outstanding capital stock.

As part of these transactions, we have filed a registration statement covering the 957,936 shares of common stock and warrants to purchase the 1,041,268 shares of common stock issued in the private placement and the Series A exchange. Following the effective date of the registration statement, these shares will be transferable in the public market (subject to applicable transfer restrictions on the shares held by our affiliates). Sales of these shares of common stock, or the perception that such sales might occur, could cause the market price of our common stock to decline.

There is a limited market for our common stock and therefore investors may not be able to liquidate their investment in the foreseeable future, if at all.

There is a limited market for our common stock even though it is publicly quoted, and the market is not expected to increase significantly in the foreseeable future. For example, we only have approximately 220 stockholders of record and the average daily trading volume in our stock is approximately 2,700 shares. Since the reverse split, effective October 11, 2005 through November 9, 2005, the average trading volume has been approximately 6,200 shares per day. The limited trading market for our common stock may cause fluctuations in the market value of our common stock to be exaggerated, leading to price volatility in excess of that which would occur in a more active trading market. The lack of an active trading market in our stock may also cause investors to be unable to sell all of their desired shares of common stock on short notice and the sale of a large number of shares at one time could temporarily depress the market price. An investment in our company is highly speculative, and an investor should be able to withstand a total loss of the investment.

On November 1, 2005, we acquired Sound Health Solutions (“Sound Health”) as a wholly-owned subsidiary. We may not realize the expected benefits of the acquisition because of integration and other challenges, which could adversely affect our business.

We have limited experience in acquisition activities and integrating the operations, technologies, products, services and personnel of iVow and Sound Health may be a complex, time consuming and expensive process that could significantly disrupt the business of the combined company.  Employees and management of each of iVow and Sound Health have played a key role in creating each company and the integration of these two companies will alter prior relationships and may affect productivity. If we fail to successfully meet the challenges involved in integration or otherwise fail to realize any of the anticipated benefits of the acquisition, then the results of operations of the combined company could be seriously harmed. Realizing the benefits of the acquisition, if any, will depend in part on the successful integration of products, services, operations and personnel.

We may not successfully integrate the operations of Sound Health and iVow in a timely manner, or at all, and the combined company may not realize the anticipated benefits of the acquisition to the extent, or in the timeframe, anticipated. The anticipated benefits of the acquisition are based on projections and assumptions, including successful integration, not actual experience. In addition to the integration risks discussed above, the combined company’s ability to realize those benefits could be adversely effected by practical or legal constraints on its ability to combine operations.

Our stock price could continue to be volatile and your investment in our common stock could suffer a decline in value, adversely affecting our ability to raise additional capital.

The market prices and trading volumes for securities of emerging companies, like ours, have historically been highly volatile and have experienced significant fluctuations unrelated to the operating performance. The market price of our common stock has historically been highly volatile. For example, between November 2004 and November 2005, the trading price of our common stock ranged from $2.30 to $13.90. The trading price of our common stock may continue to be significantly affected by factors such as:

•                  actual or anticipated fluctuations in our operating results,

•                  our ability to remain listed on Nasdaq,

•                  changes in financial estimates by securities analysts,

•                  announcements of technological innovations,

•                  new products or new contracts by us or our competitors,

•                  regulatory announcements,

•                  developments with respect to patents or proprietary rights,

•                  conditions and trends in the medical device and other technology industries,

•                  adoption of new accounting standards affecting the medical device industry, and

•                  general market conditions.

In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for shares of early stage companies. These broad market fluctuations may adversely affect the market price of our common stock. In the past, following periods of volatility in the market price of a particular company’s securities, securities class action litigation has often been brought against that company. Such litigation, if brought against us, could result in substantial costs and a diversion of management’s attention and resources.

We may make future issuances of additional shares of our securities.

In the future, we may seek to raise additional capital to meet our financial needs at any time and from time to time as our Board of Directors deems necessary and in our best interests, through the sale of equity or other securities. Potential investors should be aware that any security issuance may result in reduction of the book value or market price, if any, of the outstanding shares of common stock. If we issue any additional shares of common stock or preferred stock, such issuance will reduce the proportionate ownership and voting power of each other stockholder. Further, any new issuance of shares may result in a change of control of our management or us.

Anti-takeover provisions in our organizational documents and Delaware law may discourage or prevent a change of control, even if an acquisition would be beneficial to our stockholders, which could affect our stock price adversely and prevent attempts by our stockholders to replace or remove our current management.

Our certificate of incorporation and bylaws contain provisions that could delay or prevent a change of control of our company or changes in our board of directors that our stockholders might consider favorable. Some of these provisions:

•                  authorize the issuance of preferred stock which can be created and issued by the board of directors without prior stockholder approval, with rights senior to those of the common stock;

•                  provide for a classified board of directors, with each director serving a staggered three-year term;

•                  prohibit our stockholders from filling board vacancies, calling special stockholder meetings, or taking action by written consent;

•                  prohibiting our stockholders from making certain changes to our restated certificate of incorporation or restated bylaws except with 66 2/3% stockholder approval; and

•                  require advance written notice of stockholder proposals and director nominations.

In addition, we are subject to the provisions of Section 203 of the Delaware General Corporation Law, which may prohibit certain business combinations with stockholders owning 15% or more of our outstanding voting stock. These and other provisions in our certificate of incorporation, bylaws and Delaware law could make it more difficult for stockholders or potential acquirers to obtain control of our board of directors or initiate actions that are opposed by our then-current board of directors, including delay or impede a merger, tender offer, or proxy contest involving our company. Any delay or prevention of a change of control transaction or changes in our board of directors could cause the market price of our common stock to decline.

Risks Related to our Intellectual Property and Potential Litigation

We depend on our intellectual property for the establishment and operation of our iVOW Centers.

We rely on a combination of trade secrets, know-how and confidentiality restrictions for the establishment and operation of our iVOW Centers. Despite these precautions, it may be possible for unauthorized parties to copy our intellectual property or otherwise obtain and use information that we regard as proprietary. We do not have any patent protection for our business, and existing intellectual property laws provide only limited protection. We have expended significant efforts devising the types of products and services we will offer and the manner in which these will be delivered. Our ability to maintain the secrecy and confidentiality of our trade secrets and internal knowledge are crucial to the success of our business. Any failure to do so may negatively impact our prospects. We also may not be able to detect unauthorized use and take appropriate steps to enforce our intellectual property rights.

We may be subject to product liability claims and have limited insurance coverage.

We face an inherent and significant business risk of exposure to product liability claims in the event that the use of our products, which were sold by us prior to the sale of the Visualization Technology business, results in personal injury or death. Also, in the event that any of those products proves to be defective, we may be required to recall or redesign such products. Product liability insurance is expensive and in the future may not be available to us on acceptable terms, if at all. A successful product liability claim or series of claims brought against us in excess of our insurance coverage would negatively impact our business.

If we are unable to protect our intellectual property related to the technology transferred to Viking Systems, we may be unable to prevent other companies from using this technology in competitive products.

We maintain ownership of the technology transferred to Viking Systems, Inc. in connection with the sale of our Visualization Technology business in April 2004. In the event Viking Systems does not make the required royalty payments to us, their rights in the technology will be terminated. In such case, we will be able to continue to commercialize that technology. To the extent we decide to incorporate that technology into our business, our future success will depend, in part, on our ability to continue developing patentable products, enforcing our patents and obtaining patent protection for our products both in the United States and in other countries. The patent positions of medical device companies, however, are generally uncertain and involve complex legal and factual questions. Patents may never issue from any patent applications owned by or licensed to us. Even if patents do issue, the claims allowed may not be sufficiently broad to protect our technology. In addition, issued patents owned by or licensed to us may be challenged, invalidated or circumvented, or the rights granted thereunder may not provide us with competitive advantages. Further, the medical device industry has been characterized by extensive litigation regarding patents and other intellectual property rights. Litigation, which would result in substantial expense, may be necessary to enforce any patents issued or licensed to us and/or to determine the scope and validity of proprietary rights of third parties or whether our products, processes or procedures infringe any such third-party proprietary rights.

In addition to patents, we rely on unpatented trade secrets to protect our business and our proprietary technology. Others may independently develop or otherwise acquire the same or substantially equivalent plans or technologies or otherwise gain access to our proprietary technology or disclose our plans or technology. It is difficult to protect rights to unpatented ideas, plans or proprietary technology. Third parties may obtain patent rights to these unpatented trade secrets, which patent rights could be used to assert claims against us. We also rely on confidentiality agreements with our collaborators, employees, advisors, vendors and consultants to protect our proprietary technology. These agreements may be breached, we may not have adequate remedies for any breach and our trade secrets may otherwise become known or be independently developed by competitors. In addition, our agreements with employees and consultants require disclosure of ideas, developments, discoveries or inventions conceived during employment or consulting, as the case may be, and assignment to us of proprietary rights to such matters related to our business and technology. The extent to which efforts by others will result in patents and the effect on us of the issuance of such patents is unknown.

NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains or incorporates by reference forward-looking statements that involve risks and uncertainties. The statements contained or incorporated by reference in this prospectus that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the “1933 Act”) and Section 21E of the Securities Exchange Act of 1934 (the “1934 Act”), including without limitation statements regarding our expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this document are based on information available to us on the date hereof, and all forward-looking statements in documents incorporated by reference are based on information available to us as of the date of such documents. We assume no obligation to update any such forward-looking statements. Our actual results may differ materially from those discussed in the forward-looking statements as a result of certain factors, including those set forth above under “Risk Factors” and elsewhere in this prospectus and in the documents incorporated by reference into this prospectus. In evaluating our business, prospective investors should carefully consider these factors in addition to the other information set forth in this prospectus and incorporated herein by reference.

USE OF PROCEEDS

The selling security holders identified below will receive all of the proceeds from the sale of the shares offered by this prospectus and we will receive no proceeds from this offering, with the exception of proceeds received upon the exercise of the warrants to the extent they are exercised for cash by the selling security holders. We intend to use any proceeds we receive from the exercise of the warrants for general corporate purposes.

SELLING SECURITY HOLDERS

The following table sets forth the names of each of the selling security holders, the number of shares of common stock beneficially owned by each selling security holder immediately prior to the date of this prospectus, the number of shares subject to currently exercisable warrants, the number of shares that may be offered pursuant to this prospectus, and the number of shares of common stock that will be beneficially owned by each of the selling security holders after the offering is completed. This information is based upon information provided to us by each selling security holder with respect to itself only. For purposes of this table, beneficial ownership is determined in accordance with Securities and Exchange Commission rules, and includes voting power and investment power with respect to shares. Under these rules, shares issuable upon the exercise of currently exercisable warrants are considered outstanding for purposes of calculating the percentage owned by a person, but not for purposes of calculating the percentage owned by any other person. The percent of shares held is based on a total of 2,303,469 shares of common stock outstanding as of November 17, 2005, and the total shares and percent owned for each selling security holder includes shares issuable upon exercise of warrants.

	Securities Beneficially Owned Prior to Offering					Shares Beneficially Owned After the Offering (1)
Selling Security Holders	Shares	Shares Underlying Warrants	Total	Percent	Number of Shares Being Registered	Shares	Percent

Martha B. Dugdale Generation Skipping Tr. Dtd 03/25/91 FBO C. Glen Dugdale(2)	15,200	10,000	25,200	1.1%	20,000	5,200	*
Alpha Capital AG(3)	65,666	65,666	131,332	5.5%	131,332	—	—
Ambrosia Fund L.P(4).	33,333	33,333	66,666	2.9%	66,666	—	—
B/D Trust FBO C. Glen Dugdale(5)	24,200	10,000	34,200	1.5%	20,000	14,200	—
B/D Trust FBO William K. Dugdale(6)	10,000	10,000	20,000	*	20,000	—	—
C.G. & J.O. Dugdale Charitable Remainder Trust dtd 1/7/96 (7)	13,500	10,000	23,500	1.0%	20,000	3,500	—
Cataldo Pizzeria & Restaurant, Inc.(8)	8,333	8,333	16,666	*	16,666	—	—
Dameron, Robert	18,647	8,066	26,713	1.2%	21,229	5,484	*
Dawson James Securities, Inc.(9)	—	83,332	83,332	3.5%	83,332	—	—
Dugdale, C. Glen & Joan O.	18,200	10,000	28,200	1.2%	20,000	8,200	*
Dugdale, William C.	11,500	8,500	20,000	*	17,000	3,000	*
M.B. Dugdale FBO William K. Dugdale(10)	6,500	6,500	13,000	*	13,000	—	—
Dugdale, William Kirkus	28,500	11,500	40,000	1.7%	23,000	17,000	*
Hathaway, Devon D.	17,500	8,500	26,000	1.1%	17,000	9,000	*
Korney, Scott & Gwendelyn	8,941	6,000	14,941	*	12,000	2,941	*
Lyons, Allan R.	14,218	10,000	24,218	1.0%	20,000	4,218	*
M. B. Dugdale Marital Trust FBO C. Glen Dugdale(11)	25,000	25,000	50,000	2.1%	50,000	—	—
M.B. Dugdale Marital Trust FBO William K. Dugdale(12)	20,000	20,000	40,000	1.7%	40,000	—	—
MedCap Master Fund, L.P.(13)	154,536	133,333	287,869	11.8%	266,666	21,203	*
MedCap Partners L.P.(14)	449,722	133,333	583,055	23.9%	266,666	316,389	13.7%
Owens, Michael H.(15)	33,500	20,000	53,500	2.3%	40,000	13,500	*
Pancoast, Scott(16)	111,710	82,553	194,263	8.1%	191,179	3,084	*
Paniccia, Anthony R.	8,333	8,333	16,666	*	16,666	—	—
Pashby, Andy	10,048	4,166	14,214	*	8,333	5,881	*
Pashby, Paul	7,107	4,166	11,273	*	8,333	2,940	*
Ryan, Dennis M.	3,333	3,333	6,666	*	6,666	—	—
SBIC Partners, L.P.(17)	100,717	33,993	134,710	5.8%	89,458	45,252	2.0%
Scheil, Karl	8,333	8,333	16,666	*	16,666	—	—
Shaub, David R.	10,000	5,000	15,000	*	10,000	5,000	*
Shaw, John J.	35,000	35,000	70,000	3.0%	70,000	—	—
Solan, Jay R.	16,666	16,666	33,332	1.4%	33,332	—	—
Steer, Kenneth A., Jr.	44,000	30,000	74,000	3.2%	60,000	14,000	*
T2, LTD(18)	35,000	35,000	70,000	3.0%	70,000	—	—
Tringas, Alex	30,000	30,000	60,000	2.6%	60,000	—	—
Whalehaven Capital Fund Limited(19)	74,996	74,996	149,992	6.3%	149,992	—	—
Windcrest Fund(20)	35,000	35,000	70,000	3.0%	70,000	—	—
Yaakovian, Joseph	6,997	3,333	10,330	*	6,666	3,664	*

Total:	1,514,236	1,041,268	2,555,504		2,051,848	503,656

* Represents beneficial ownership of less than 1%.

(1)           Assumes the sale of all shares offered in this prospectus.

(2)           C. Glen Dugdale, trustee of the Martha B. Dugdale Generation Skipping Tr. Dtd 03/25/91 FBO C. Glen Dugdale, holds voting and dispositive power over all of the shares being offered by such trust in this prospectus.

(3)           Konrad Ackerman and Rainer Posch, directors of Alpha Capital AG, hold voting and dispositive power over all of the shares being offered by Alpha Capital AG in this prospectus.

(4)           Jeffrey Dauenhauer, Managing Partner of Ambrosia Fund, L.P., holds voting and dispositive power over all of the shares being offered by Ambrosia Fund, L.P. in this prospectus.

(5)           C. Glen Dugdale, trustee of the B/D Trust FBO C. Glen Dugdale, holds voting and dispositive power over all of the shares being offered by such trust in this prospectus.

(6)           William K. Dugdale, trustee of the B/D Trust FBO William K. Dugdale, holds voting and dispositive power over all of the shares being offered by such trust in this prospectus.

(7)           C. Glen Dugdale, trustee of the C.G. & J.O. Dugdale Charitable Remainder Trust dtd 1/7/96, holds voting and dispositive power over all of the shares being offered by such trust in this prospectus.

(8)           Antonio Cataldo, President of Cataldo Pizzeria & Restaurant, Inc., holds voting and dispositive power over all of the shares being offered by Cataldo Pizzeria & Restaurant, Inc. in this prospectus.

(9)           Dawson James Securities, Inc. (“Dawson James”) acted as placement agent in connection with our sale of the shares of our common stock and warrants in the private placement described under “Prospectus Summary”above.  As partial compensation for its services, we issued a warrant to Dawson James to purchase up to 41,666 Units, each Unit consisting of one share of our common stock and a warrant to purchase one share of our common stock.  Robert D. Keyser, Jr., Chief Executive Officer, and Albert J. Poliak, President, hold voting and dispositive power over all of the shares being offered by Dawson James in this prospectus.

(10)         William K. Dugdale, trustee of the M.B. Dugdale FBO William K. Dugdale, holds voting and dispositive power over all of the shares being offered by such trust in this prospectus.

(11)         C. Glen Dugdale, trustee of the M. B. Dugdale Marital Trust FBO C. Glen Dugdale, holds voting and dispositive power over all of the shares being offered by such trust in this prospectus.

(12)         William K. Dugdale, trustee of the M.B. Dugdale Marital Trust FBO William K. Dugdale, holds voting and dispositive power over all of the shares being offered by such trust in this prospectus.

(13)        Mr. C. Fred Toney, a member of our Board of Directors and the managing member of MedCap Management & Research LLC, holds voting and dispositive power over all of the shares being offered by MedCap Master Fund, L.P. in this prospectus.  MedCap Management & Research LLC is the general partner of MedCap Master Fund, L.P.

(14)         Mr. C. Fred Toney, a member of our Board of Directors and the managing member of MedCap Management & Research LLC, holds voting and dispositive power over all of the shares being offered by MedCap Partners L.P. in this prospectus.  MedCap Management & Research LLC is the general partner of MedCap Partners L.P.  Messrs. James D. Durham and James Hornthal, also members of our Board of Directors, are investors in MedCap Partners L.P.

(15)         Dr. Owens is our Chief Executive Officer and President.

(16)         Mr. Pancoast is a member of our Board of Directors.

(17)         Messrs. Gregory J. Forrest, Nicholas B. Binkley and Jeffrey J. Brown hold voting and dispositive power over all of the shares being offered by SBIC Partners, L.P. in this prospectus.  Messrs. Forrest, Binkley and Brown are executive officers, directors and shareholders of Forrest Binkley and Brown Venture Co., the general partner of Forrest Binkley and Brown L.P., the managing general partner of SBIC Partners, L.P.

(18)         James C. Smith, Manager and President of T2, LTD, holds voting and dispositive power over all of the shares being offered by T2, LTD in this prospectus.

(19)         Evan Schemenauer and Arthur Jones, directors of Whalehaven Capital Fund Limited, hold voting and dispositive power over all of the shares being offered by Whalehaven Capital Fund Limited in this prospectus.

(20)         Eric Thor Jager, Manager and President of Windcrest Fund, holds voting and dispositive power over all of the shares being offered by Windcrest Fund in this prospectus.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•    ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•    block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•    purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•    an exchange distribution in accordance with the rules of the applicable exchange;

•    privately negotiated transactions;

•    broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•    a combination of any such methods of sale; and

•    any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the 1993 Act.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

We have notified the selling stockholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholders.

LEGAL MATTERS

The legality of the issuance of the common stock being offered hereby is being passed upon by Heller Ehrman LLP, San Diego, California.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2004, and for the year then ended, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by J.H. Cohn LLP, independent registered public accounting firm, as stated in their report dated February 16, 2005, which is also incorporated by reference in this prospectus and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements and schedule of iVOW, Inc. (formerly known as Vista Medical Technologies, Inc.) included in its Annual Report (Form 10-K) for the year ended December 31, 2003 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) included therein, and incorporated herein by reference.  Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The Securities and Exchange Commission allows us to “incorporate by reference” certain of our publicly-filed documents in this prospectus, which means that information included in those documents is considered part of this prospectus.  Information that we file with the Securities and Exchange Commission subsequent to the date of this prospectus will automatically update and supersede this information.  We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the termination of this offering.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents previously filed by us with the Securities and Exchange Commission pursuant to the 1934 Act are hereby incorporated by reference in this prospectus and made a part hereof:

1.     Our Annual Report on Form 10-K for the year ended December 31, 2004, filed on March 31, 2005;

2.     Amendment No. 1 to our Annual Report on Form 10-K/A for the year ended December 31, 2004, filed on May 2, 2005;

3.     Amendment No. 2 to our Annual Report on Form 10-K/A for the year ended December 31, 2004, filed on May 18, 2005;

4.     Our Quarterly Report on Form 10-QSB for the quarter ended March 31, 2005, filed on May 16, 2005;

5.     Our Quarterly Report on Form 10-QSB for the quarter ended June 30, 2005, filed on August 15, 2005;

6.     Amendment to our Quarterly Report on Form 10-QSB/A for the quarter ended June 30, 2005, filed on August 16, 2005;

7.     Our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2005, filed on November 14, 2005.

8.   Our Current Reports on Form 8-K filed on February 23, 2005, March 29, 2005 (but only as to Item 5.02), April 29, 2005, May 3, 2005, May 23, 2005, June 20, 2005, July 27, 2005, August 15, 2005 (but only the Form 8-K reporting Items 5.02 and 9.01), October 12, 2005, November 3, 2005, November 15, 2005 and November 21, 2005; and

9.  The description of our common stock contained in our registration statement on Form S-1 (File No. 333-22985) filed with the SEC on July 2, 1997, including any amendment or report filed for the purpose of updating such description.

All other documents we file with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this prospectus.

Upon written or oral request, we will provide without charge to each person to whom a copy of the prospectus is delivered a copy of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein). You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: iVow, Inc, 2101 Faraday Avenue, Carlsbad, California 92008, Attention: Chief Financial Officer, telephone: (760) 603-9120. We have authorized no one to provide you with any information that differs from that contained in this prospectus. Accordingly, you should not rely on any information that is not contained in this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date of the front cover of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the 1934 Act and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission. Our filings are available to the public over the Internet at the Securities and Exchange Commission’s website at www.sec.gov, as well as at our website at www.ivow.com. You may also read and copy, at prescribed rates, any document we file with the Securities and Exchange Commission at the Public Reference Room of the Securities and Exchange Commission located at 450 Fifth Street, N.W., Suite 1024, Washington, D.C. 20549. Please call the Securities and Exchange Commission at (800) SEC-0330 for further information on the Securities and Exchange Commission’s Public Reference Rooms.

*  *  *

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth various expenses in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates except for the Securities and Exchange Commission Registration Fee.

Securities and Exchange Commission registration fee	$917
Accounting fees	7,500
Legal fees and disbursements	20,000
Miscellaneous	5,000

Total:	$33,417

Item 15. Indemnification of Officers and Directors.

The registrant’s Certificate of Incorporation, as amended, (the “Certificate”) limits the liability of its directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the General Corporation Law of the State of Delaware.  Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liability (i) for any breach of their duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) for unlawful payment of a dividend or unlawful stock repurchase or redemption, as provided in Section 174 of the Delaware law, or (iv) for any transaction for which the director derived an improper personal benefit.

The registrant’s Certificate also provides that the registrant will indemnify its directors and officers to the fullest extent permitted by Delaware law and, together with the registrant’s Bylaws, provides that the registrant shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the registrant, or is or was serving at the request of the registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.  The Certificate also empowers the Board of Directors to provide, at its option, similar indemnification to employees or agents of the registrant.  The registrant has entered into separate indemnification agreements with its directors and officers that could require the registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors and officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 16. Exhibits.

The following documents are filed herewith (unless otherwise indicated) and made a part of this registration statement.

Exhibit
Number	Description of Exhibit

4.1(1)	Form of Subscription Agreement between us and each investor in our financing that closed July 26, 2005
4.2(1)	Form of Common Stock Purchase Warrant issued to each investor in our financing that closed July 26, 2005.

4.3(1)	Form of Selling Agent’s Warrant issued to Dawson James Securities, dated July 26, 2005.
4.4(1)	Selling Agreement between us and Dawson James Securities as selling agent, dated May 3, 2005
5.1*	Opinion of Heller Ehrman LLP
23.1*	Consent of Heller Ehrman LLP (filed as part of Exhibit 5.1)
23.2	Consent of J.H. Cohn LLP, Independent Registered Public Accounting Firm
23.3	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
24.1*	Power of Attorney (included on signature page)

* Previously filed.

(1)                                  Filed as an exhibit to our Quarterly Report on Form 10-QSB filed on August 15, 2005, as amended, and incorporated herein by reference.

Item 17. Undertakings.

A.  The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)           That, for the purpose of determining any liability under the Securities Act of 1933 (the “1933 Act”), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (the “1934 Act”) (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.   Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Carlsbad, State of California, on November 23, 2005.

iVOW, Inc.

By	/s/ J. Bradford Hanson
J. Bradford Hanson
Vice President Finance and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement on Form S-3 has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

SIGNATURE		TITLE	DATE

	*	President, Chief Executive Officer and Director (Principal Executive Officer)	November 23, 2005
Michael H. Owens, M.D.

	*	Vice President of Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	November 23, 2005
J. Bradford Hanson

	*	Director	November 23, 2005
George B. DeHuff

	*	Director	November 23, 2005
James D. Durham

	*	Director	Novermber 23, 2005
James Hornthal

	*	Chairman of the Board	November 23, 2005
John R. Lyon

	*	Director	November 23, 2005
Scott R. Pancoast

	*	Director	November 23, 2005
C. Fred Toney

*By:	/s/ J. Bradford Hanson
J. Bradford Hanson
Attorney-in-fact

iVOW, INC.

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

4.1(1)	Form of Subscription Agreement between us and each investor in our financing that closed July 26, 2005
4.2(1)	Form of Common Stock Purchase Warrant issued to each investor in our financing that closed July 26, 2005.
4.3(1)	Form of Selling Agent’s Warrant issued to Dawson James Securities, dated July 26, 2005.
4.4(1)	Selling Agreement between us and Dawson James Securities as selling agent, dated May 3, 2005
5.1*	Opinion of Heller Ehrman LLP
23.1*	Consent of Heller Ehrman LLP (filed as part of Exhibit 5.1)
23.2	Consent of J.H. Cohn LLP, Independent Registered Public Accounting Firm
23.3	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
24.1*	Power of Attorney (included on signature page)

* Previously filed.

(1)                                  Filed as an exhibit to our Quarterly Report on Form 10-QSB filed on August 15, 2005, as amended, and incorporated herein by reference.